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                                                                    EXHIBIT 21.1

                             LIST OF SUBSIDIARIES
                               OF THE REGISTRANT

                                              Jurisdiction of Incorporation
              Subsidiary                            or Organization
              ----------                      -----------------------------

1.  Liuco, Inc.                                          Delaware
2.  Divico, Inc.                                         Delaware
3. *DVA, Inc.                                            Nevada
4.  Erste Cinco Vermogensverwaltungs GmbH                Germany
5.  Viona Vervatungs GmbH                                Germany
6. *Viona Development Hard & Software
    Engineering GmbH                                     Germany

* DVA, Inc. and Viona Development Hard and Software Engineering GmbH are indirect wholly-owned subsidiaries of RAVISENT Technologies Inc.